Exhibit 10.5

AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENTS

This Amendment is entered into by and between Guaranty Federal Bancshares, Inc. (the “Company”) and H. Michael Mattson (“Participant”).

WHEREAS, the Company and Participant are parties to three Restricted Stock Award Agreements dated February 4, 2014, February 3, 2015, and February 25, 2016, respectively (collectively the “Award Agreements” and individually an “Award Agreement”), pursuant to which Participant beneficially owns 4,997 shares of common stock of the Company (“Restricted Shares”), subject to the restrictions and other terms and conditions set forth in said Award Agreements; and

WHEREAS, in recognition of Participant’s past service with the Company and his commitment to remain employed with the Company through June 30, 2016 to ensure a smooth transition, the parties wish to amend the Award Agreements as set forth below.

NOW, THEREFORE, in consideration of the mutual commitments set forth herein and other valuable consideration, the receipt of which the parties hereby acknowledge, each Award Agreement is amended in the following respects:

Notwithstanding paragraph 1 of the Award Agreement to the contrary, the Restricted Shares shall be fully vested and non-forfeitable, and all holding periods shall expire, on June 30, 2016, if Participant remains employed by the Company through such date.

IN WITNESS WHEREOF, the parties have executed this Amendment on this 1st day of June 2016. This Amendment may be executed in counterparts.

Guaranty Federal Bancshares, Inc. /s/ Shaun A. Burke Shaun Burke, CEO /s/ H. Michael Mattson H. Michael Mattson, Participant